Exhibit 99

News Announcement	For Immediate Release

REX AMERICAN RESOURCES REPORTS FISCAL 2021 FOURTH
QUARTER NET INCOME PER SHARE ATTRIBUTABLE TO REX COMMON
SHAREHOLDERS OF $3.61

Dayton, Ohio, (March 23, 2022) — REX American Resources Corporation (NYSE: REX) (“REX” or “the Company”) today reported financial results for its fiscal 2021 fourth quarter (“Q4 ’21”) ended January 31, 2022. REX management will host a conference call and webcast today at 11:00 a.m. ET.

Conference Call:	212/231-2936

Webcast / Replay URL:	www.rexamerican.com

The webcast will be available for replay for 30 days.

REX American Resources’ Q4 ’21 results principally reflect its interests in six ethanol production facilities and its refined coal operation. The One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) ethanol production facilities are consolidated, while the four other ethanol plants are reported as equity in income of unconsolidated ethanol affiliates. The Company reports results for its ethanol and by-products component as continuing operations and beginning in the third quarter of fiscal 2021 its refined coal component as discontinued operations as operations have now ceased.

REX’s Q4 ’21 net sales and revenue were $212.0 million, compared with $126.0 million in Q4 ’20. The year-over-year net sales and revenue increase was primarily due to higher pricing of ethanol, dried distillers grains and modified distillers grains. This was partially offset by an increase in corn and natural gas prices. Primarily reflecting these factors, Q4 ’21 gross profit for the Company’s continuing operations increased to $38.8 million, compared with $8.3 million in Q4 ’20. As a result, the Company reported Q4 ’21 income before income taxes and non-controlling interests of $36.6 million, compared with income before income taxes and non-controlling interests of $4.8 million in the comparable year ago period.

Net income attributable to REX shareholders in Q4 ’21 was $21.4 million, compared to net income of $3.5 million in Q4 ’20. Q4 ’21 basic and diluted net income per share attributable to REX common shareholders was $3.61, compared to net income per share of $0.59 in Q4 ’20. Per share results in Q4 ’21 and Q4 ’20 are based on 5,939,000 and 6,008,000 diluted weighted average shares outstanding, respectively.

REX American Resources’ Chief Executive Officer, Zafar Rizvi, commented, “We are pleased with our strong performance in the fourth quarter and through-out fiscal 2021, including earnings per share of $3.61 and $8.75, respectively. These results reflect the continued success of our strategy, operational efficiency, effectiveness of our plants and operational team. I’m proud of our team and grateful for their efforts.”

“Looking ahead, we remain confident in our strategy and believe that we can leverage our

REX American Resources Q4 ’21 Results, 3/23/2022	page 2

balance sheet to take advantage of opportunities ahead of us and create additional value for our shareholders.”

Balance Sheet

At January 31, 2022, REX had cash and cash equivalents and short-term investments of $255.7 million, $42.9 million of which was at the parent company, and $212.8 million of which was at its consolidated production facilities. This compares with cash, cash equivalents and short-term investments at January 31, 2021, of $180.7 million, $48.2 million of which was at the parent company, and $132.5 million of which was at its consolidated ethanol production facilities.

The following table summarizes select data related to REX’s
consolidated alternative energy interests:

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2022	2021	2022	2021
Average selling price per gallon of ethanol	$2.36	$1.36	$2.21	$1.30
Average selling price per ton of dried distillers grains	$192.20	$161.42	$197.86	$144.73
Average selling price per pound of non-food grade corn oil	$0.60	$0.27	$0.50	$0.26
Average selling price per ton of modified distillers grains	$89.99	$81.76	$85.19	$64.80
Average cost per bushel of grain	$5.83	$4.04	$5.99	$3.73
Average cost of natural gas (per MmBtu)	$5.85	$3.25	$4.27	$3.00

Fourth Quarter Conference Call

REX will host a conference call at 11:00 a.m. ET today. Senior management will discuss the quarterly financial results and host a question and answer session. The dial in number for the audio conference call is 212/231-2936 (domestic and international callers).

Participants can also listen to a live webcast of the call on the Company’s website, www.rexamerican.com. A webcast replay will be available for 30 days following the live event.

About REX American Resources Corporation

REX American Resources has interests in six ethanol production facilities, which in aggregate shipped approximately 699 million gallons of ethanol over the twelve-month period ended January 31, 2022. REX’s effective ownership of the trailing twelve-month gallons shipped (for the twelve months ended January 31, 2022) by the ethanol production facilities in which it has ownership interests was approximately 282 million gallons. Further information about REX is available at www.rexamerican.com.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the effect of pandemics such as COVID-19 on the Company’s business operations, including impacts on supplies, demand, personnel and other factors, the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, non-food grade corn oil, commodity market risk, gasoline and natural gas, ethanol plants operating efficiently and according to forecasts and projections, logistical interruptions, changes in the international, national or regional economies, the impact of inflation, the ability to attract employees, weather, results of income tax audits, changes in income tax laws or regulations, the impact of U.S. foreign trade policy, changes in foreign currency exchange rates and the effects of terrorism or acts of war. The Company does not intend to update publicly any forward-looking statements except as required by law.

Contact:

Douglas Bruggeman	Joseph Jaffoni, Norberto Aja
Chief Financial Officer	JCIR
(937) 276-3931	(212) 835-8500 / rex@jcir.com

REX American Resources Q4 ’21 Results, 3/23/2022	page 3

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2022	2021	2022	2021
Net sales and revenue	$212,016	$125,970	$774,802	$372,664
Cost of sales	173,239	117,696	677,242	353,131

Gross profit	38,777	8,274	97,560	19,533
Selling, general and administrative expenses	(6,032)	(4,232)	(28,476)	(17,639)
Equity in income of unconsolidated ethanol affiliates	3,861	332	6,624	500
Interest and other income, net	13	415	130	1,818
Income before income taxes and non-controlling interests	36,619	4,789	75,838	4,212
(Provision) benefit for income taxes	(10,702)	102	(19,031)	546
Net income from continuing operations including non-controlling interests	25,917	4,891	56,807	4,758
Net income attributable to non-controlling interests (continuing operations)	(4,650)	(1,547)	(9,235)	(2,878)
Net income attributable to REX common shareholders (continuing operations)	21,267	3,344	47,572	1,880

Net income from discontinued operations, net of tax	132	131	4,395	860

Net income attributable to noncontrolling interests (discontinued operations)	27	68	397	261
Net income attributable to REX common shareholders (discontinued operations)	159	199	4,792	1,121

Net income attributable to REX common shareholders	$21,426	$3,543	$52,364	$3,001

Weighted average shares outstanding – basic and diluted	5,939	6,008	5,982	6,167

Basic and diluted net income per share from continuing operations attributable to REX common shareholders	$3.58	$0.56	$7.95	$0.31
Basic and diluted net income per share from discontinued operations attributable to REX common shareholders	0.03	0.03	0.80	0.18
Basic and diluted net income per share attributable to REX common shareholders	$3.61	$0.59	$8.75	$0.49

- balance sheets follow -

REX American Resources Q4 ’21 Results, 3/23/22	page 4

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)
Unaudited

	January 31,	January 31,
ASSETS	2022	2021
CURRENT ASSETS:
Cash and cash equivalents	$229,846	$144,501
Short-term investments	25,877	36,194
Restricted cash	2,222	1,657
Accounts receivable	25,821	19,713
Inventory	42,225	37,426
Refundable income taxes	6,677	6,020
Prepaid expenses and other	12,499	12,751
Current assets held for sale	-	488
Total current assets	345,167	258,750
Property and equipment-net	137,554	150,861
Operating lease right-of-use assets	11,221	12,678
Deferred taxes and other assets	25,853	25,275
Equity method investment	30,566	29,456
Assets held for sale	-	2,325
TOTAL ASSETS	$550,361	$479,345
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable – trade	$32,266	$16,573
Current operating lease liabilities	4,600	4,875
Accrued expenses and other current liabilities	13,617	8,754
Current liabilities held for sale	-	535
Total current liabilities	50,483	30,737
LONG TERM LIABILITIES:
Deferred taxes	3,132	3,713
Long-term operating lease liabilities	6,390	7,439
Other long-term liabilities	2,794	273
Total long-term liabilities	12,316	11,425
COMMITMENTS AND CONTINGENCIES
EQUITY:
REX shareholders’ equity:
Common stock, 45,000 shares authorized, 29,853 shares issued at par	299	299
Paid in capital	149,334	149,110
Retained earnings	642,350	589,986
Treasury stock, 23,933 shares and 23,861 shares, respectively	(361,191)	(354,612)
Total REX shareholders’ equity	430,792	384,783
Non-controlling interests	56,770	52,400
Total equity	487,562	437,183
TOTAL LIABILITIES AND EQUITY	$550,361	$479,345

- statements of cash flows follow -

REX American Resources Q4 ’21 Results, 3/23/22	page 5

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)
Unaudited

	Twelve Months Ended January 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$61,202	$5,618
Net income from discontinued operations, net of tax	4,395	860
Net income from continuing operations	56,807	4,758
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	18,031	18,116
Amortization of operating lease right-of-use assets	5,560	5,358
Stock based compensation expense	1,753	264
Income from equity method investments	(6,624)	(500)
Dividends received from equity method investments	5,514	3,508
Interest income from investments	(43)	(216)
Deferred income tax	12,730	(1,110)
Loss (gain) on disposal of property and equipment	30	(58)
Changes in assets and liabilities:
Accounts receivable	(6,108)	(6,744)
Inventory	(4,799)	(2,307)
Refundable income taxes	(1,103)	(276)
Prepaid expenses and other assets	199	(3,243)
Accounts payable-trade	16,005	(2,618)
Other liabilities	475	(3,523)
Net cash provided by operating activities from continuing operations	98,427	11,409
Net cash used in operating activities from discontinued operations	(6,716)	(2,786)
Net cash provided by operating activities	91,711	8,623
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5,126)	(10,412)
Purchases of short-term investments	(88,949)	(96,233)
Sales of short-term investments	99,309	86,328
Other	60	(474)
Net cash provided by (used in) investing activities	5,294	(20,791)
CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock acquired	(6,627)	(19,629)
Payments to noncontrolling interests holders	(4,772)	(2,928)
Net cash used in financing activities from continuing operations	(11,399)	(22,557)
Net cash provided by financing activities from discontinued operations	304	112
Net cash used in financing activities	(11,095)	(22,445)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTSAND RESTRICTED CASH	85,910	(34,613)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-Beginning of period	146,158	180,771
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-End of period	$232,068	$146,158
Non-cash financing activities – Stock awards issued	$100	$241
Non-cash financing activities – Stock awards accrued	$1,580	$99
Non-cash investing activities – Accrued capital expenditures	$78	$390
Right-of use assets acquired and liabilities incurred upon lease execution	$4,103	$1,863

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